Exhibit 10.21

NuVasive, Inc.
Non-Employee Director Cash Compensation
Non-employee directors receive fees from the Company for their services as members of the Board and any committee of the Board. We pay our non-employee directors cash retainers and make equity award grants for their service on the Board. All directors own shares of our common stock. No director compensation is paid to any director who is also an employee of the Company. The following table sets forth the non-employee director compensation schedule effective July 1, 2013:

Position	Annual Retainer
Board	$50,000
Lead Independent Director*	$15,000
Audit Committee	$15,000
Chairperson of Audit Committee*	$20,000
Nominating and Governance Committee	$5,000
Chairperson of Nominating and Governance Committee*	$10,000
Compensation Committee	$10,000
Chairperson of the Compensation Committee*	$15,000

*	Lead Independent Director and Committee Chair retainers are in addition to the member retainer